Exhibit 99.1

Larry Pierce

Mindy Mills

Media Relations

Investor Relations

(713) 369-9407

(713) 369-9490

www.kindermorgan.com

KMP INCREASES QUARTERLY DISTRIBUTION TO $0.85 PER UNIT

HOUSTON, July 18, 2007 – Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today announced an increase in its quarterly cash distribution per common unit to $0.85 ($3.40 annualized) from $0.83 per unit ($3.32 annualized). Payable on Aug. 14, 2007, to unitholders of record as of July 31, 2007, the distribution represents a 5 percent increase over the second quarter 2006 cash distribution per unit of $0.81 ($3.24 annualized). KMP has increased the distribution 29 times since current management took over in February of 1997.

KMP reported second quarter distributable cash flow before certain items of $204.7 million, up 19 percent from $171.6 million for the same period in 2006. On a per unit basis, distributable cash flow before certain items was $0.87 per unit, up 13 percent from $0.77 per unit for the second quarter last year. Second quarter net income before certain items was $250.3 million compared to $242.2 million for the same period last year. Including certain items, net income for the second quarter was $232.7 million compared to $254.4 million for the same period in 2006.

For the first six months of 2007, KMP produced distributable cash flow before certain items of $393.2 million, up 9 percent from $360.3 million for the same period last year. Net income before certain items for the first two quarters was $468.8 million compared to $488.9 for the same period in 2006. Net income including certain items for the first half of the year was $83.2 million compared to $507.3 million for the first six months last year. The net income including certain items for the first half of 2007 includes the impact of a non-cash reduction in the carrying value of the Trans Mountain Pipeline’s goodwill that was taken at Kinder Morgan, Inc. (KMI) in the first quarter of 2007. Following KMP’s purchase of Trans Mountain in the

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second quarter, the historical KMI financial results of Trans Mountain, including the impact of the goodwill reduction, must be reflected at KMP as well. KMP’s overall carrying value for Trans Mountain must also reflect KMI’s basis, and as a result, exceeds the amount that KMP paid for the asset.

Chairman and CEO Richard D. Kinder said, “KMP had a very strong second quarter with an increase in total segment earnings before DD&A of 13 percent to over $553 million versus the same period last year. KMP’s results were driven by outstanding performances from the Products Pipelines and Natural Gas Pipelines business segments and solid contributions from the recently acquired Trans Mountain Pipeline. These positives were offset somewhat by continued below budget oil production at the SACROC Unit in the CO2 business segment. Also in the second quarter, we continued to make progress on new projects and expansions (KMP will invest approximately $2.7 billion in 2007 alone), which are expected to result in significant future growth for KMP.” For the first six months of 2007, total segment earnings before DD&A were up 9 percent to $1.06 billion.

Overview of Business Segments

The Products Pipelines segment generated second quarter earnings before DD&A of almost $149 million, up about 15 percent from about $130 million for the comparable period a year ago. This segment was well above its plan for the quarter and is on track to exceed its published annual budget. “All of the assets in the Products Pipelines segment produced higher earnings before DD&A than in the comparable quarter last year with the exception of the small Cypress Pipeline,” Kinder said. “Results were driven by strong performances from the Pacific operations, our transmix operations (particularly our Greensboro, N.C., facility) and the Cochin Pipeline, which we now own 100 percent of following the close of that transaction in the first quarter.”

Total refined products revenues increased by 9 percent over the second quarter of 2006, while volumes were up 2.7 percent. Gasoline volumes were down slightly for the quarter, while diesel and jet fuel volumes were up almost 9 and 7 percent, respectively. Excluding Plantation Pipe Line Company, which continued to be impacted by a competing pipeline that began service

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midyear in 2006, total refined products volumes increased by 4.7 percent and revenues were up 9.6 percent for the quarter. Excluding Plantation, gasoline volumes were up over 3 percent and diesel volumes and jet volumes increased respectively by almost 6 percent and over 8 percent.

Pacific volumes were up 5.9 percent for the quarter and set an all-time record in June with approximately 37 million barrels of throughput. Arizona volumes were up 14.8 percent for the quarter, primarily reflecting the expansion of the East Line in Arizona that came online during the summer of 2006, and volumes in California were up more than 3.6 percent.

The Natural Gas Pipelines segment delivered an increase of 10 percent in second quarter earnings before DD&A to $144.6 million versus $131 million for the same period in 2006. This segment was well above its plan for the quarter and is on track to exceed its published annual budget. “Growth for the quarter was driven by a superb performance from the Texas intrastate pipelines, which generated more than half of this segment’s earnings before DD&A,” Kinder said. “The intrastates’ earnings before DD&A were 36 percent higher than in the comparable quarter last year primarily due to higher sales margins on renewal and incremental contracts, increased transportation revenue from higher volumes and rates, and greater value from storage activities. The KMIGT pipeline and the Casper-Douglas processing plants also produced solid results for the quarter.”

Transport volumes for the entire segment increased by 14 percent compared to the second quarter last year, while sales volumes, which are on the Texas intrastate system, were down about 7 percent.

The CO2 segment produced second quarter earnings before DD&A of $128.9 million, up 2 percent from $125.9 million for the same period a year ago. However, this segment was well below its plan for the quarter and is expected to fall substantially short of its published annual budget. “Overall, the CO2 segment continues to perform well with the exception of oil production at the SACROC Unit,” Kinder said. “Highlights for the quarter compared to the same period last year included an increase in oil production at the Yates Field, higher NGL sales volumes due to increased recoveries at our SACROC gas processing operations, and improved CO2 sales and transport business.”

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Average oil production for the second quarter was 27 thousand barrels per day (MBbl/d) at Yates, up 3 percent, and 28 MBbl/d at SACROC, a decline of 9 percent versus the second quarter of 2006. NGL sales volumes were up 8 percent.

The CO2 segment is one of the only areas where KMP is exposed to commodity price risk, but that risk is mitigated by a long-term hedging strategy intended to generate more stable realized prices. The realized weighted average oil price per barrel, with all hedges allocated to oil, was $34.76 for the quarter, and the realized weighted average NGL price per barrel, allocating none of the hedges to NGLs, was $50.35.

The Terminals segment reported earnings before DD&A of $110.1 million, up 8 percent from $101.6 million for the same period a year ago. This segment was slightly below its plan for the quarter but is on track to meet its published annual budget. “Growth in the Terminals business was driven by both organic opportunities and acquisitions,” Kinder said. “Internal growth accounted for more than half of the growth in the quarter and was led by our large Pasadena/Galena Park liquids complex on the Houston Ship Channel which continued to benefit from recent expansions that added new tank capacity.” Additional organic growth came from the Shipyard River terminal in Charleston, S.C., which expanded its facilities last year to handle imported coal, good results from the IMT and Harvey terminals in Louisiana and higher ethanol volumes at the Argo terminal in Illinois.

Acquisitions made since the second quarter last year that contributed to this quarter’s results include Transload Services (14 steel-related terminal facilities in Chicago and various other cities in the United States), Devco (a proprietary technology that transforms molten sulfur into solid pellets that are environmentally friendly and easier to transport) and Vancouver Wharves (a bulk marine terminal in the Port of Vancouver, British Columbia, which includes significant rail infrastructure along with bulk and liquids storage facilities and material handling systems).

The Trans Mountain Pipeline, an acquisition which closed April 30, contributed to KMP’s successful second quarter by delivering earnings before DD&A of $20.6 million. This segment was slightly above its plan for the quarter and is on track to meet its published annual budget. “Trans Mountain experienced significantly higher volumes compared to the second

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quarter of 2006, due in large part to a major pump station expansion that was completed in the first quarter which boosted transportation capacity on Trans Mountain to approximately 260,000 barrels per day,” Kinder said.

Trans Mountain transports crude oil and refined products from Edmonton, Alberta, to marketing terminals and refineries in British Columbia and Washington state. An additional expansion that will increase capacity on the pipeline to approximately 300,000 barrels per day is now under construction and is expected to be in service by late 2008.

Outlook

KMP is on track to meet or exceed its budgeted $3.44 in cash distributions per unit for 2007. This projection includes contributions from assets currently owned by KMP and does not include any benefits from unidentified acquisitions. Distributions per unit are expected to grow about 6 percent in 2007 with growth accelerating in the fourth quarter.

Other News

Products Pipelines

•

KMP entered into an agreement this month to sell the North System to ONEOK Partners, L.P. for approximately $300 million. The North System consists of an approximately 1,600-mile interstate pipeline system that delivers natural gas liquids and refined petroleum products from Kansas to the Chicago area. The transaction is subject to consents and regulatory approvals and is expected to close in the third quarter of 2007.

Natural Gas Pipelines

•

Construction began in June on Rockies Express (REX)-West, the second segment of the REX project which will consist of 713 miles of 42-inch diameter pipeline from Weld County, Colo., to Audrain County, Mo. REX-West has an in-service target date of Jan. 1, 2008. In April, an application was filed with the Federal Energy Regulatory Commission (FERC) requesting a certificate of public convenience and necessity to authorize construction and operation of the third and final segment of the project - REX-East. Subject to receipt of regulatory approvals, this 638-mile segment will run from Audrain County, Mo., to Clarington, Ohio, with initial service expected to begin as early as Dec. 30, 2008, and full operations anticipated by June 2009. The first 328 miles of the REX project is in service in Colorado and Wyoming and has a current capacity of 500,000 dekatherms per day. When completed the 1,679-mile REX pipeline will have a capacity of approximately 1.8 billion cubic feet per day, which is virtually fully subscribed by creditworthy counterparties.

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Rockies Express Pipeline LLC is a $4.4 billion joint venture of KMP, Sempra Pipelines and Storage, a unit of Sempra Energy (NYSE: SRE), and ConocoPhillips (NYSE: COP). KMP is overseeing construction of the project and will operate the pipeline.

•

The Kinder Morgan Louisiana Pipeline received final approval from the FERC in June to build a 135-mile, mostly 42-inch diameter pipeline. The approximately $517 million pipeline will transport regasified liquefied natural gas from the Cheniere Sabine Pass terminal in Louisiana, which is under construction, to multiple natural gas pipelines. All of the capacity of the pipeline is fully subscribed by creditworthy counterparties. The pipeline is expected to be fully operational not later than April 1, 2009.

•

KMP announced plans in May to construct a $72 million natural gas pipeline designed to bring new supplies out of East Texas to markets in the Houston and Beaumont areas. The new pipeline, consisting of 63 miles of 24-inch pipe and multiple interconnections, will significantly increase capacity on the Texas Intrastate Pipeline system in that area. KMP entered into a long-term binding agreement with CenterPoint Energy Services, Inc. to provide firm transportation for a significant portion of the initial 225 million cubic feet per day of project capacity.

CO2

•

The U.S. Labor Department’s Occupational Health & Safety Administration (OSHA) in May presented the Star of Excellence award to the Yates Field, which is located in the Permian Basin of West Texas. The award recognizes continued excellence in worker health and safety and is the highest level of achievement in OSHA’s Voluntary Protection Program.

Terminals

•

KMP announced investments in Louisiana this month totaling approximately $41 million to acquire a terminal and build a new facility to help meet the growing need for additional terminal services along the Gulf Coast. The segment acquired a liquids terminal in Westwego, La., with storage capacity of 750,000 barrels and has begun construction on a new facility in Geismar, La., which will include liquid storage, transfer and packaging facilities. Construction is expected to be completed by the fourth quarter of 2008.

•

In May, KMP closed the Vancouver Wharves transaction, a bulk marine terminal which handles over 3.5 million tons of cargo annually and also has significant rail infrastructure.

•

KMP’s Sanford, N.C., transload facility, which transfers roofing granules from truck to rail cars, has qualified for OSHA’s Voluntary Protection Program.

General

•

KMP raised approximately $300 million during the second quarter through a public offering of 5.7 million Kinder Morgan Management, LLC shares.

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Kinder Morgan Management, LLC

Shareholders of Kinder Morgan Management, LLC (NYSE: KMR) will also receive an $0.85 distribution ($3.40 annualized), payable on Aug. 14, 2007, to shareholders of record as of July 31, 2007. The distribution to KMR shareholders will be paid in the form of additional KMR shares. The distribution is calculated by dividing the cash distribution to KMP unitholders by KMR’s average closing price for the 10 trading days prior to KMR’s ex-dividend date.

Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company in North America. KMP owns an interest in or operates more than 26,000 miles of pipelines and 155 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle bulk materials like coal and petroleum coke. KMP is also the leading provider of CO2 for enhanced oil recovery projects in North America. One of the largest publicly traded pipeline limited partnerships in America, KMP has an enterprise value of approximately $20 billion. The general partner of KMP is owned by Knight Inc. (formerly known as Kinder Morgan, Inc.), a private company.

Please join KMP at 4:30 p.m. Eastern Time on Wednesday, July 18, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

The non-generally accepted accounting principles financial measures of segment earnings before depletion, depreciation and amortization (DD&A), and distributable cash flow or distributable cash flow per unit, are presented in this earnings release. We define segment earnings before DD&A as segment earnings plus DD&A and amortization of excess cost of equity investments. We define distributable cash flow to be pretax income before DD&A less cash taxes paid and sustaining capital expenditures for KMP and Rockies Express, our equity method investee. The amounts included in the calculation of this measure are computed in accordance with generally accepted accounting principles (GAAP), with the exception of “sustaining capital expenditures,” which is not a defined term under GAAP. Consistent with the partnership agreement of Kinder Morgan Energy Partners, L.P., sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset. We routinely calculate and communicate these measures to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that these measures are useful to investors because they enhance the investors’ overall understanding of our current financial performance and our prospects for future performance. Specifically, we believe that these

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measures provide investors an enhanced perspective on the operating performance of our assets and the cash that our businesses are generating. Reconciliations of segment earnings before DD&A to segment earnings, and distributable cash per unit to net income per unit are provided in the earnings release. Segment earnings before DD&A should be considered in conjunction with segment earnings, as defined by GAAP, and distributable cash per unit should be considered in conjunction with earnings per unit as defined by GAAP.

This news release includes forward-looking statements. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Consolidated Statement of Income

(Unaudited)

(In millions except per unit amounts)

	Three Mos. Ended June 30		Six Mos. Ended June 30
	2007	2006	2007	2006

Revenues	$2,379.8	$2,225.4	$4,564.8	$4,648.6

Costs and Expenses
Operating expenses	1,803.6	1,715.5	3,444.1	3,624.4
Depreciation, depletion and amortization	135.8	102.2	268.5	199.7
General and administrative	89.4	66.8	159.7	131.6
Taxes, other than income taxes	38.7	36.3	74.4	72.1
Other expense (income)	(7.2)	(16.0)	367.7	(16.0)
	2,060.3	1,904.8	4,314.4	4,011.8
Operating Income	319.5	320.6	250.4	636.8

Other Income/(Expense)
Earnings from equity investments	17.8	18.5	36.8	43.2
Amortization of excess cost of equity investments	(1.5)	(1.4)	(2.9)	(2.8)
Interest, net	(97.1)	(84.0)	(187.9)	(161.2)
Other, net	3.8	7.5	4.4	9.2
Minority interest	(3.2)	(3.6)	(2.0)	(6.0)
Income before income taxes	239.3	257.6	98.8	519.2
Income tax expense	(6.6)	(3.2)	(15.6)	(11.9)

Net Income	$232.7	$254.4	$83.2	$507.3

Calculation of Limited Partners’ Interest in Net Income:
Net Income	$232.7	$254.4	$83.2	$507.3
Less: General Partner’s Interest in Net Income	(148.2)	(130.2)	(284.3)	(259.8)
Limited Partners’ Net Income	$84.5	$124.2	$(201.1)	$247.5

Calculation per Limited Partner Unit (Fully Diluted):
Net Income per unit	$0.36	$0.56	$(0.86)	$1.12

Number of Units Used in Computation	235.0	222.2	233.1	221.6

Declared distribution	$0.85	$0.81	$1.68	$1.62

Kinder Morgan Energy Partners, L.P. and Subsidiaries

Preliminary Earnings Contribution by Business Segment

(Unaudited)

(In millions except per unit amounts)

	Three Mos. Ended June 30		Six Mos. Ended June 30
	2007	2006	2007	2006
Segment Earnings Before DD&A and Amort. of Excess Investments:
Products Pipelines	$149.0	$130.0	$292.1	$255.9
Natural Gas Pipelines	144.6	131.0	280.4	274.5
CO2	128.9	125.9	254.3	247.6
Terminals	110.1	101.6	208.8	191.6
Trans Mountain	20.6	-	20.6	-
Total	$553.2	$488.5	$1,056.2	$969.6

Segment DD&A and Amort. of Excess Investments:
Products Pipelines	$23.0	$21.3	$46.5	$42.4
Natural Gas Pipelines	16.3	16.1	32.4	32.1
CO2	71.7	42.5	141.1	82.3
Terminals	21.2	18.7	41.7	35.9
Trans Mountain	3.4	-	3.4	-
Total	$135.6	$98.6	$265.1	$192.7

Segment Earnings Contribution:
Products Pipelines	$126.0	$108.7	$245.6	$213.5
Natural Gas Pipelines	128.3	114.9	248.0	242.4
CO2	57.2	83.4	113.2	165.3
Terminals	88.9	82.9	167.1	155.7
Trans Mountain	17.2	-	17.2	-
General and Administrative	(66.2)	(61.0)	(128.0)	(121.8)
Interest, net	(97.8)	(83.2)	(188.9)	(160.2)
Minority Interest	(3.3)	(3.5)	(5.4)	(5.9)
Certain Items (net of minority interest):
Trans Mountain Before Dropdown	5.8	7.3	14.7	13.4
Trans Mountain Goodwill Impairment	-	-	(373.3)	-
Gain on Sale	-	15.1	-	15.1
Gain on Note Payable	0.8	-	0.8	-
Environmental Reserves	(2.2)	(17.9)	(2.2)	(17.9)
Loss on Debt Retirement	-	-	(1.0)	-
Allocated acceleration of non-cash long-term compensation	(22.0)	-	(24.2)	-
Hurricanes	-	-	(0.4)	-
Other (1)	-	7.7	-	7.7
Sub-total Certain Items	(17.6)	12.2	(385.6)	18.3
Net income	$232.7	$254.4	$83.2	$507.3
Less: General Partner’s Interest in Net Income	(148.2)	(130.2)	(284.3)	(259.8)
Limited Partners’ Net Income	$84.5	$124.2	$(201.1)	$247.5

Net income before certain items	$250.3	$242.2	$468.8	$488.9
Less: General Partner’s Interest in Net Income before certain items	(148.4)	(130.2)	(288.2)	(259.8)
Limited Partners’ Net Income before Certain Items	$101.9	$112.0	$180.6	$229.1
Depreciation, depletion and amortization(2)	138.0	98.6	268.6	192.7
Book (Cash) Taxes - Net	0.6	(4.0)	6.0	(0.8)
Cochin Imputed Interest Expense	0.6	-	1.2	-
Sustaining capital expenditures(3)	(36.4)	(35.0)	(63.2)	(60.7)
DCF before certain items	$204.7	$171.6	$393.2	$360.3

Net income/unit before certain items	$0.43	$0.50	$0.77	$1.03
DCF/unit before certain items	$0.87	$0.77	$1.69	$1.63
Number of Units Used in Computation	235.0	222.2	233.1	221.6

(1)

2006 primarily includes contract settlements, legal settlements and the release of a reserve related to a natural gas pipeline contract obligation

(2)

Includes Kinder Morgan’s share of Rockies Express DD&A of $2.4 & $3.6 respectively for 2nd quarter and year-to-date 2007

(3)

Excludes Trans Mountain prior to the April 30 acquisition

Volume Highlights

(historical pro forma for acquired assets)

	Three Mos. Ended June 30		Six Mos. Ended June 30
	2007	2006	2007	2006
Products Pipelines
Gasoline	114.9	115.4	223.4	227.0
Diesel	42.8	39.3	81.5	78.0
Jet Fuel	31.9	29.9	62.1	59.4
Total Refined Product Volumes (MMBbl)	189.6	184.6	367.0	364.4
NGL’s	11.2	12.7	27.8	29.4
Total Delivery Volumes (MMBbl) (1)	200.8	197.3	394.8	393.8

Natural Gas Pipelines (2)
Transport Volumes (Bcf)	394.5	345.7	772.7	682.5
Sales Volumes (Bcf)	207.6	222.8	416.6	446.5

CO2
Delivery Volumes (Bcf) (3)	156.6	166.7	322.2	339.1
Sacroc Oil Production - Gross (MBbl/d) (4)	28.0	30.8	28.9	31.0
Sacroc Oil Production - Net (MBbl/d) (5)	23.3	25.6	24.1	25.9
Yates Oil Production Gross - (MBbl/d) (4)	27.0	26.2	26.6	25.6
Yates Oil Production - Net (MBbl/d) (5)	12.0	11.6	11.8	11.4
NGL Sales Volumes (MBbl/d) (6)	9.7	9.0	9.7	9.2
Realized Weighted Average Oil Price per Bbl (7) (8)	$34.76	$31.28	$34.97	$30.88
Realized Weighted Average NGL Price per Bbl (8)	$50.35	$45.64	$46.05	$43.48

Terminals
Liquids Leaseable Capacity (MMBbl)	43.7	43.5	43.7	43.5
Liquids Utilization %	97.1%	96.6%	97.1%	96.6%
Bulk Transload Tonnage (MMtons)	20.9	23.0	40.6	44.3

Trans Mountain (MMBbl)	25.0	19.0	44.8	41.2

(1)

Includes Pacific, Calnev, Plantation, Central Florida, Heartland, North System, Cochin and Cypress

(2)

Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer and TransColorado

(3)

Includes Cortez, Central Basin, CRC, CLPL and PCPL pipeline volumes

(4)

Represents 100% production from the field

(5)

Represents Kinder Morgan’s net share of the production from the field

(6)

Net to Kinder Morgan

(7)

Includes all Kinder Morgan crude oil properties

(8)

Hedge gains/losses for Oil and NGLs are included with Crude Oil

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES

PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET

(Unaudited)

(Millions)

	June 30, 2007	December 31, 2006
ASSETS

Cash and cash equivalents	$62	$7
Other current assets	1,068	1,030
Property, Plant and Equipment, net	10,742	10,106
Investments	438	428
Deferred charges and other assets	1,551	1,986
TOTAL ASSETS	$13,861	$13,557

LIABILITIES AND PARTNERS’ CAPITAL

Notes payable and current maturities of long-term debt	$666	$1,359
Other current liabilities	1,560	1,778
Long-term debt	5,963	4,384
Value of interest rate swaps	(40)	43
Other	1,087	970
Minority interest	56	60
Partners’ Capital
Accumulated Other Comprehensive Loss	(876)	(866)
Other Partners’ Capital	5,445	5,829
Total Partners’ Capital	4,569	4,963
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$13,861	$13,557

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$6,567	$5,736
Total Capitalization (Excl. Accum. OCI)	$12,068	$11,625

Debt to Total Capitalization	54.4%	49.3%

Total Debt, net of cash and cash equivalents, and excluding the value of interest rate swaps	$6,567	$5,736
Segment Earnings Before DD&A and certain items	$2,030	$1,944
G&A	(224)	(218)
EBITDA (1)	$1,807	$1,726

Debt to EBITDA	3.63	3.32

(1)

2007 EBITDA is last twelve months